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                                                                    Exhibit 99.1

BFGOODRICH                                                                 NEWS

THE BFGOODRICH COMPANY                                  PR00-0035
4 Coliseum Centre                                       Contact:  Kevin Ramundo
2730 West Tyvola Road                                   Phone:    704/423-7024
Charlotte, North Carolina 28217-4578                    Fax:      704/423-7127
www.bfgoodrich.com

FOR IMMEDIATE RELEASE

BFGOODRICH ANNOUNCES CFO SUCCESSION

- LAURENCE CHAPMAN TO REMAIN THROUGH YEAR-END WHILE RICK SCHMIDT ASSUMES NEW RESPONSIBILITIES

CHARLOTTE, NC, August 9, 2000 - The BFGoodrich Company (NYSE:GR) announced today that Laurence Chapman, Senior Vice President and Chief Financial Officer, has decided to leave the company and that Ulrich (Rick) Schmidt, currently Vice President of Finance and Business Development for the company's Aerospace segment, will succeed him. Mr. Chapman, who has decided to leave so he can spend more time with his family, will remain with the company through year-end to facilitate a smooth transition, with a particular focus on the timely completion of the company's divestiture of its Performance Materials business and the effective redeployment of the proceeds. In his new role, which becomes official on October 1, Mr. Schmidt will report to David Burner, BFGoodrich's Chairman and Chief Executive Officer as an elected company officer.

In commenting on the change in leadership, Mr. Burner said, "Our company is fortunate to have an experienced financial executive of Rick's caliber to succeed Laurence. In addition to several previous CFO positions, Rick has been a key member of the Aerospace segment management team that has propelled our company to five consecutive years of record profits. Given the five-month overlap period, the strength of our finance organization and our intent to continue the company's current financial strategies, I am confident that there will be a smooth transition." Burner added, "Our entire management team deeply appreciates the contributions that Laurence has made as CFO. He has been particularly effective in helping us develop and adopt financial strategies which focus on our ongoing and primary objective of creating value for our shareholders."

Mr. Schmidt, 50, joined BFGoodrich in 1994 as Vice President of Finance after spending the previous eight years in CFO positions at Robertshaw Controls, Everest and Jennings, a
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BFGOODRICH                                                                 NEWS

manufacturer of medical equipment, and ArgoTech, a leading supplier of aircraft fuel pumps, where he also served as a member of the board of directors. Earlier in his career, Mr. Schmidt held a variety of finance and strategic planning positions at TRW.

Mr. Chapman, 51, joined BFGoodrich as part of its December 1997 merger with Rohr, Inc. and became Senior Vice President and CFO in March 1999. In addition to serving as Senior Vice President and Chief Financial Officer from 1994 through 1997 at Rohr, and in a similar capacity from 1997-1999 at BFGoodrich, Mr. Chapman held senior positions in corporate finance and corporate planning at Westinghouse Electric Company from 1981 through 1994.

The BFGoodrich Company, headquartered in Charlotte, North Carolina, has leading market positions in advanced aerospace systems, performance materials, and engineered industrial products. The company has $5.5 billion in annual revenues and 27,000 employees worldwide.